EXHIBIT B


MEMBERS OF THE FILING GROUP


Triage Management LLC, a Delaware limited liability company, the principal offices of which are located at 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004, which is the general partner of Triage Capital Management, L.P. and which may be deemed to be controlled by Leon Frenkel.

Triage Capital Management, L.P., a Delaware limited partnership, the principal offices of which are located at 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004, the general partner of which is Triage Management, LLC.

Triage Offshore Fund, Ltd., a Cayman Islands limited corporation, the principal offices of which are located at c/o I.F.A., 48 Par La Ville Road, Suite 464, Hamilton HW11, Bermuda, the investment manager of which is Triage Advisors, LLC.

Triage Advisors, LLC, a Delaware limited liability company, the principal offices of which are located at 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004, which is the investment manager of Triage Offshore Fund, Ltd.

Leon Frenkel, an individual, whose principal offices are located at 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004, and who may be deemed to control Triage Management LLC, Triage Capital Management, L.P., Triage Offshore Fund, Ltd. and Triage Advisors, LLC.